Exhibit 99.1

Apollo Endosurgery Announces Preliminary Third Quarter 2021 Financial Results
and Provides Business Updates

•Revenue expected between $16.0 million and $16.4 million
•Third consecutive quarter of double-digit revenue growth; endoscopic suturing up over 30%
•Submitted a De Novo 510(k) Classification Request to FDA for Apollo ESG™ for weight loss and Apollo REVISE™ for prior bariatric surgery revisions
•Principal investigators expected to present primary efficacy and safety endpoints from MERIT study in late October

AUSTIN, Texas (October 7, 2021) - Apollo Endosurgery, Inc. (“Apollo”) (NASDAQ: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, announced today preliminary unaudited financial results and corporate updates for the third quarter ended September 30, 2021, including anticipated revenue in the range of $16.0 million to $16.4 million and anticipated revenue growth in the range of 25% to 28% compared to third quarter 2020.

Preliminary, Unaudited Third Quarter 2021 Financial Results

Total revenue	$16.0 million to $16.4 million
Gross margin	54% to 56%
Operating loss	$(4.1) million to $(5.2) million
Net loss	$(6.1) million to $(7.3) million
Non-GAAP adjusted EBITDA	$(2.1) million to $(3.0) million
“We continue to successfully deliver against the priorities that we committed to early this year: specifically, to energize our business and drive near-term growth while laying the foundation for additional large-scale opportunities,” said Chas McKhann, president and CEO. “Our recent De Novo 510(k) classification request for Apollo ESG and Apollo REVISE is an important, critical milestone for the company, and I am extremely proud of the work our clinical and regulatory teams have done to get us to this point. We believe we are well-positioned to become a leader in therapeutic endoscopy through continued execution on both our commercial and clinical initiatives. I’m excited about the bright future ahead for Apollo.”
Anticipated revenue growth in the third quarter was led by the company’s endoscopic suturing (ESS) portfolio, which grew between 31% and 33% over the same period in 2020, highlighting continued demand for Apollo’s OverStitch® and X-Tack® products across a range of patient indications. Anticipated intragastric balloon (IGB) revenue increased by 19% to 21% despite a stronger-than-expected rebound in elective procedures for the ORBERA® balloon in the prior year third quarter.
Apollo estimates that it had approximately $28 million in cash, cash equivalents, and restricted cash at September 30, 2021.
The company expects to announce third quarter final financial and operating results on November 1, 2021, after market close.
De Novo 510(k) Classification Request Submitted for Apollo ESG™ and Apollo REVISE™
Apollo announced that it has submitted a De Novo classification request to the U.S. Food and Drug Administration (FDA) seeking 510(k) classification and clearance for the Apollo ESG™ and Apollo REVISE™ devices, which consist of the OverStitch® Endoscopic Suturing System and related components (e.g., tissue helix, sutures, cinches). Apollo ESG™ is intended for use in the endoscopic sleeve gastroplasty procedure for weight loss and Apollo REVISE™ is intended for use in revision of bariatric surgery procedures. This submission follows recent announcements made during the Surgical Disruptive Technologies Summit by the principal investigators of the MERIT study (Multi-Center ESG Randomized Interventional Trial), that, based upon a preliminary analysis, the trial had met its primary endpoints for safety and efficacy.
The De Novo Classification Process is available to medical devices of low-to-moderate risk that do not have a legally marketed predicate device. Actual timing for the De Novo 510(k) process varies. The company currently expects a decision from the FDA within approximately 12 months.
2021 Financial Outlook
Based on results in the first three quarters of 2021, the company is updating its revenue guidance for the full year 2021 to between $63 and $64 million, which represents growth of 50% to 52% over 2020.

Apollo continues to monitor the potential and uncertain impact of the ongoing COVID-19 pandemic. Should hospitals or outpatient centers where the company’s procedures are performed experience continued or additional surges in cases and need to defer elective procedures to preserve capacity for COVID-19 patients, the company’s ability to achieve these financial projections could be adversely affected.
About the MERIT Study
The MERIT study (NCT03406975, FDA IDE G190189) is a multi-center, prospective randomized clinical trial evaluating the safety and effectiveness of the ESG procedure, a minimally invasive, endoscopic weight loss procedure performed with Apollo Endosurgery's OverStitch® Endoscopic Suturing System compared to a medically monitored regimen of diet and healthy lifestyle. The co-principal investigators are Dr. Erik Wilson, University of Texas at Houston (Houston, TX), and Dr. Barham Abu Dayyeh, Mayo Clinic, (Rochester, MN) under a collaborative research agreement sponsored by Apollo Endosurgery. The study's primary efficacy endpoint is to achieve at least 25% excess body weight loss (%EBWL) at 12 months and at least 15% EBWL vs. control at 12 months, and the primary safety endpoint is a serious adverse event rate of less than 5%. Additionally, patients undergoing ESG are being evaluated for improvement in hypertension and type 2 diabetes at 24 months.
The MERIT study investigators submitted an abstract to the International Federation for the Surgery of Obesity and Metabolic Disorders (IFSO). The company anticipates that the MERIT investigators will present the study’s primary efficacy and safety endpoints in a global, virtual session entitled the “Top 10 Papers at IFSO” on Friday, October 22, 2021. The company anticipates that the full MERIT study results, including patient follow-up to two years, will be published in the first half of 2022.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the X-Tack® Endoscopic HeliX Tacking System, the OverStitch® Endoscopic Suturing System, the OverStitch Sx® Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Financial Disclosure Advisory
The Company reports its financial results in accordance with U.S. generally accepted accounting principles. The expected financial results discussed in this press release are preliminary and represent the most current information available to the Company’s management, as financial closing procedures for the quarter ended September 30, 2021 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the quarter ended September 30, 2021 and actual results may differ materially from these estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the quarter ended September 30, 2021 and the subsequent occurrence or identification of events prior to the formal issuance of the first quarter financial results.
Reconciliation of Non-GAAP Financial Measures
To supplement the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports certain non-GAAP financial measures, including non-GAAP Adjusted EBITDA. The Company believes that these non-GAAP financial measures provide investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. The Company’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures.

Preliminary, Unaudited Third Quarter 2021 Financial Results

(Numbers in millions)
Net loss	$(6.1)	to	$(7.3)
Depreciation and amortization	0.8	to	0.8
Interest expense, net	1.3	to	1.3
Income tax expense	—	to	0.1
EBITDA	(4.0)	to	(5.1)
Add back significant items:
Stock-based compensation	1.4	to	1.5
Unrealized foreign exchange	0.5	to	0.6
Adjusted EBITDA	$(2.1)	to	$(3.0)
Cautionary Note on Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Apollo’s current beliefs and expectations. These forward-looking statements include, but are not limited to, expectations for Apollo’s preliminary unaudited financial results for the third quarter ended September 30, 2021; the ability of the company to drive near-term growth and lay the foundation for additional largescale opportunities; Apollo’s full-year 2021 financial outlook; and expected clearance and timing for clearance of the Company’s De Novo 510(K) Request. These statements are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company's operations, the demand for the Company's products, the Company's liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products; development of competitive medical products by competitors; regulatory clearances, approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo's ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo's addressable markets; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and the availability of cash for Apollo's future operations as well as other factors detailed in Apollo's periodic reports filed with the Securities and Exchange Commission, or SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the period ending June 30, 2021. Copies of reports filed with the SEC are posted on Apollo's website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contact:

Apollo Endosurgery, Inc.
Jeff Black, 512-279-5126
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com